  Exhibit 99.1
202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

      Lakeland Industries, Inc. Reports Fiscal 2020 Fourth Quarter
and Year End Financial Results

Annual Revenues Increase 9% to Record Level as Net Income Jumps 125%;
Fourth Quarter Revenues Increase Over 12% Driven by Organic Growth and COVID-19 Demand

DECATUR, AL – April 15, 2020 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2020 fourth quarter and year ended January 31, 2020.

Fiscal 2020 Fourth Quarter Financial Results Highlights
●
Net sales for 4Q20 of $28.2 million, as compared with 4Q19 of $25.0 million
●
4Q20 sales include approximately $1.0 million of demand related to COVID-19
●
Gross profit for 4Q20 of $10.6 million, compared with 4Q19 of $6.9 million
●
Gross margin as a percentage of net sales in 4Q20 was 37.7%, compared to 27.7% in 4Q19
●
Operating expenses of $8.9 million in 4Q20, up from $8.4 million in 4Q19
●
Operating profit of $1.7 million in 4Q20, up from an operating loss of $(1.5) million in 4Q19
●
Net income of $1.2 million or $0.15 per basic/diluted share in 4Q20, up from a net loss of $(1.9) million or $(0.24) per basic/diluted share in 4Q19
●
Earnings before interest, taxes, depreciation and amortization (EBITDA)* of $2.3 million, compared with a loss of $(0.9) million in 4Q19
●
Capital expenditures for fiscal 2020 fourth quarter were approximately $0.3 million as compared with approximately $1.0 million in the fiscal 2019 period

Annual Highlights
●
Net sales for fiscal 2020 of $107.8 million, up from $99.0 million in fiscal 2019
●
Gross profit for fiscal 2020 of $37.9 million, as compared with $33.9 million in fiscal 2019
●
Gross margin as a percentage of net sales in fiscal 2020 was 35.2%, up from 34.2% in fiscal 2019
●
Operating expenses of $32.0 million in fiscal 2020, up from $30.3 million in fiscal 2019
●
Operating profit of $5.9 million in fiscal 2020, up from $3.6 million in fiscal 2019
●
Net income for fiscal 2020** of $3.3 million or $0.41 per basic/diluted share compares with fiscal 2019 net income of $1.5 million or $0.18 per basic/diluted share
●
*EBITDA of $7.1 million for fiscal 2020, up from $5.3 million in fiscal 2019
●
Capital expenditures for fiscal 2020 were $1.0 million, down from $3.1 million in fiscal 2019
●
Cash of $14.6 million at 1/31/20, up from $12.8 million at beginning of the fiscal year

●
Total debt of $1.2 million at 1/31/20, down from $1.3 million at beginning of fiscal year
●
Stockholders' equity at the end of fiscal 2020 increased by $1.9 million to $85.1 million from $83.2 million at the beginning of fiscal year
●
$0.5 million was spent to acquire 47,153 shares as part of the Company's $2.5 million stock repurchase program which was approved on July 19, 2016.
●
Management Team Strengthened
o
Christopher J. Ryan appointed Executive Chairman (effective 2/1/20)
o
Charles D. Roberson appointed Chief Executive Officer (effective 2/1/20)
o
Allen E. Dillard appointed Chief Financial Officer (effective 8/12/19)
●
Considerable investments in digital transformation and global diversification
o
ERP and IT system enhanced productivity
o
Vietnam and India manufacturing capacity increased
o
New product development targeting higher margin niche markets

* EBITDA is a non-GAAP financial measure. Reconciliation is provided in the tables of this press release.
** Lakeland’s fiscal 2020 financial results as reported on a U.S. GAAP basis was subject to non-cash income tax expense pertaining to Global Intangible Low-Taxed Income (“GILTI”) accounting policies. GILTI relates to income earned by foreign affiliates of U.S. companies in excess of allowable returns from intangible assets associated with such operations, which went into effect in 2018 following the passage of the 2017 Tax Cuts and Jobs Act. The 2017 Act, among other things, lowered the U.S. federal corporate income tax rate from 35% to 21%, and requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates the GILTI tax applicable to certain foreign sourced earnings. A minimum tax for GILTI of 10.5% was implemented to discourage U.S. multinational corporations from shifting domestic profits to lower taxed foreign operations. The GILTI tax provisions are being reviewed for companies with a net operating loss (“NOL”) carryforward asset which are typically used to shield taxable consolidated U.S. corporate income from income taxes paid in cash. Current GILTI rules allow a deduction of 50% of GILTI income to the extent the U.S. parent company has net taxable income after NOLs. Additionally, a foreign tax credit can offset U.S. “cash tax” calculated on the GILTI income. However, since Lakeland has enough NOL’s to completely offset U.S. income tax on GILTI income, there is no net U.S. taxable income or tax liability to claim the deduction or foreign tax credits. Lakeland recorded the GILTI non-cash income tax expense based upon the tax regulations as they exist today. There are proposed changes to the GILTI regulations that may reduce future non-cash tax charges. Any impact due to this change will be recognized in the period in which the change is enacted.

Although this new US anti-deferral tax provision uses the words “Intangible Low-Taxed Income” in its’ title, based on current regulations, the result is an inclusion of income from all of Lakeland’s controlled foreign corporations (CFCs) into its consolidated corporate income tax return, regardless of the type of income or the tax rate in the foreign country. Final regulations have been issued regarding the mechanics of calculating GILTI, although there are “Proposed Regulations” that, if adopted, would cause the calculation to include only the income from Lakeland CFCs that are taxed at a rate lower than 90% of the current US tax rate of 21% (18.9%). This proposed “High-Tax Exception” rule, if approved, would then align the actual income inclusion with the actual title to only include CFC income that is taxed at a low rate in its home country. The proposed regulations, however, specifically forbid application of these proposed regulations until US Treasury issues them in “Final” form. The Company awaits the final tax regulations regarding the “High-Tax Exception” to determine how this GILTI tax will be recorded in the future.

Management’s Comments

Charles D. Roberson, who was appointed as President and Chief Executive Officer of Lakeland Industries on February 1, 2020, stated, “It is an honor to succeed Chris Ryan as CEO, and fitting that Chris should punctuate his transition from CEO to Executive Chairman with an historic year for Lakeland. A founding investor in Lakeland and a member of its leadership team for more than 30 years, we are fortunate to continue to drive forward with him as our Executive Chairman. Working alongside Chris for the past 15 years, most recently as Chief Operating Officer, I share his vision for growth and the passion he has for Lakeland and I look forward to working with Chris in his new role to further realize our potential. To that end, we are pleased to have added Allen Dillard, as our Chief Financial Officer, in the middle of fiscal 2020 to strengthen our leadership team, which made considerable operational and financial progress in the year. Together with our deep bench of talent globally, particularly within our senior and middle management, and the progress we have made in centralizing our operating systems, we are confident in our ability to build on the success achieved in fiscal 2020 and navigate the challenges and opportunities presented by the COVID-19 pandemic.

“Lakeland has experienced significant interest globally in its products in the wake of the coronavirus outbreak. Before we service our customers or the COVID-19 market, our first course of action was to ensure the safety of our global team. We are pleased to report, thus far, that our workforce is healthy and continues to abide by all relevant safety guidelines. I’d like to congratulate our employees, who have risen to the occasion, kept our workplaces, their communities and families safe while contributing to our efforts to increase production.

“Coronavirus-related demand has added approximately $1.0 million to our fiscal 2020 fourth quarter sales during the last three weeks of the period. The majority of these orders were fulfilled with products already in inventory. In anticipation of prolonged, heightened demand, we commenced manufacturing capacity expansion efforts toward the end of the fourth quarter. Fourth quarter revenue increased from the prior year by 12.6% to $28.2 million, the highest level for Lakeland in any quarter in our history. Without the incremental COVID-19 demand, fourth quarter revenue would still have reached a record level for the period with an increase of 9% from the prior year, a growth rate that is well in excess of what we believe to be the industry growth rate. Our organic growth initiatives also contributed to us reaching a record for the entire year with revenues of $107.8 million, an increase of 9% from fiscal 2019.

“With our strong product portfolio, global sales distribution platform and manufacturing in six countries around the world, Lakeland is well positioned to continue to provide personal protective equipment for the COVID-19 response. From our past experience in emergency situations, we recognize that there may be stockpiling of products throughout the supply chain and end user markets. Should this develop, we anticipate inventory levels and our production to be back to normal limits within the next 6-9 months. To this end, we have been prioritizing our manufacturing for our regular industrial customers, allocating excess or additional capacity to coronavirus related demand.

“The outlook for Lakeland is favorable at the present time given our many market drivers, market diversification, and resilient manufacturing capability but these are unprecedented times and we must be prepared for any eventuality. This includes the potential impact of the temporary closure of many manufacturing facilities, the uncertainty of the oil sector, a market from which we derive approximately 20% of our sales, and the possibility of a recession. Our focus will remain on our organic growth initiatives, inventory management, and the generation as well as preservation of cash.

“Adjusted free cash flow in fiscal 2020 was over $4 million, an increase of $3.9 million from the prior year driven by our improved profitability and reduced capital expenditures. We ended the year with $14.6 million in cash, an increase of 14% from the beginning of the fiscal year which is an indication that we are realizing operational efficiency gains in our new facilities in Vietnam and India and from the installation of our enterprise resource planning (ERP) system in our U.S. business unit. We believe there remain opportunities for top line growth and further performance improvements as we expand the use of the ERP system into the remaining 50% of our global businesses, along with other means for increasing margins and cash flow through fiscal 2021.”

Fiscal 2020 Fourth Quarter Financial Results

Net sales were $28.2 million for the three months ended January 31, 2020, as compared to $25.0 million for the three months ended January 31, 2019. On a consolidated basis for the fourth quarter of fiscal 2020, domestic sales were $14.4 million or 51% of total revenues and international sales were $13.8 million or 49% of total revenues. This compares with domestic sales of $12.3 million or 49% of the total and internationals sales of $12.7 million or 51% of the total in the same period of fiscal 2019.

The Company experienced organic growth across all product lines and was able to penetrate several new product markets as domestic order processing and deliveries normalized from disruptions associated with the ERP implementation in the prior year. COVID-19 related demand of approximately $1.0 million contributed to sales in the final three weeks of the fiscal 2020 fourth quarter. Sales in all major foreign operations except Mexico experienced year-over-year growth or remained essentially steady. Sales in China were reduced during most of the year due to slower economic activity in the region and ongoing international trade negotiations. Fourth quarter sales into China increased with demand related to COVID-19. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in US dollars by approximately $0.2 million or 0.7% in the fourth quarter.

Gross profit of $10.6 million for fiscal 2020 fourth quarter increased from $6.9 million for the same period of the prior year. Gross profit as a percentage of net sales was 37.7% for fiscal 2020 fourth quarter, increase of 10 percentage points from 27.7% a year ago. Gross margin in dollars benefited from higher volume which in part resulted from easing of ERP implementation issues and overall improved factory utilization on higher sales. The higher gross margin as a percentage of sales reflects the higher level of sales, select price increases, and fully reserved stock sold into COVID-19 demand.

Operating expenses increased 5.5% to $8.9 million for the three months ended January 31, 2020 increasing from $8.4 million for the three months ended January 31, 2019. Operating expenses as a percentage of net sales was 31.6% for the three months ended January 31, 2020, compared to 33.7% for the three months ended January 31, 2019. The increase in operating expenses primarily relate to higher shipping, currency adjustments and commissions/compensation pertaining to the higher sales volumes, partially offset by reduced general and administrative costs and lower professional fees.

Lakeland reported operating profit of $1.7 million for the three months ended January 31, 2020, up from an operating loss of $(1.5) million for the three months ended January 31, 2019. Operating margins were 6.1% for the three months ended January 31, 2020 and (6.0)% for the three months ended January 31, 2019.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $0.5 million for the three months ended January 31, 2020, compared to $0.4 million for the three months ended January 31, 2019. The Company’s foreign earnings are subject to taxation under the Global Intangible Low-Taxed Income (GILTI) regime. The GILTI provisions have an effect of increasing the effective non-cash tax provision by absorbing the Company’s available net operating loss carryforward (NOL). There are proposed changes to the GILTI rules that will make certain credits and deductions available to the Company if enacted. The Company will record the impact of these changes in the period any such change is enacted. The Company has not paid cash income taxes for U.S. consolidated corporate income in the fourth quarter of fiscal 2020 due to the utilization of its NOL. The approximate NOL balance was $15.9 million at January 31, 2020.

The Company reported net income of $1.2 million or $0.15 per basic and diluted share for the three months ended January 31, 2020, compared to the net loss of $(1.9) million or $(0.24) per basic and diluted share for the three months ended January 31, 2019. The improved results for three months ended January 31, 2020 as compared to the prior period reflects higher sales and gross margin, expense management and enhanced operating efficiencies due in part to the ERP system and factory utilization.

Fiscal 2020 Full Year Financial Results

Net sales increased to $107.8 million for the fiscal year ended January 31, 2020 compared to $99.0 million for prior year, an increase of 8.9%. On a consolidated basis, domestic sales were $55.9 million or 52% of total revenues and international sales were $51.9 million or 48% of total revenues. This compares with domestic sales of $49.9 million or 50% of the total, and international sales of $49.1 million or 50% of the total in fiscal 2019. Sales in the US increased by approximately $6.0 million or 12.0% while international sales increased $2.8 million or 5.7%.

Gross profit for fiscal 2020 was $37.9 million, an increase of $4.0 million or 11.8% from $33.9 million in 2019. Gross margin as a percentage of net sales in fiscal 2020 was 35.2%, up from 34.2% in 2019.

Operating expenses of $32.0 million in fiscal 2020 increased $1.7 million or 5.5% from $30.3 million in 2019 and was approximately 29.7% and 30.6% of sales, respectively. The increase in operating expenses primarily relate to higher shipping expenses, currency adjustments and commissions/compensation pertaining to the higher sales volumes, partially offset by a reversal of certain stock based compensation and lower professional fees.

Operating income in fiscal 2020 of $5.9 million increased $2.3 million or 64.8% from $3.6 million in 2019 which included certain one-time expenses. All major sales generating operating regions except for Mexico contributed operating profit or were breakeven in fiscal year 2020, with all regions being profitable in 2019.

Income tax expense was $2.5 million for the year ended January 31, 2020 which included a non-cash charge of $1.0 million associated with the GILTI component of the Tax Act of 2017, as compared to an income tax expense of $2.0 million for the year ended January 31, 2019 which included a non-cash charge of $0.6 million for the GILTI component. The Company has the benefit of a tax credit from the worthless stock deduction relating to its exit from Brazil in fiscal year 2016, so there should be no cash taxes in the US for approximately the next year, depending on profitability. Lakeland subsidiaries also may be required to pay local taxes on certain country operations where those operations were profitable on a local basis. Cash paid for foreign subsidiary taxes in fiscal 2020 was $1.7 million, the same as in the prior year.

Net income for fiscal 2020 was $3.3 million of $0.41 per basic and diluted share which included the non-cash GILTI tax expense, compared to net income in fiscal 2019 of $1.5 million or $0.18 per basic and diluted share.

As of January 31, 2020, Lakeland had cash and cash equivalents of approximately $14.6 million as compared to $9.5 million at October 31, 2019 and $12.8 million at January 31, 2019. The increase in cash from the end of the third quarter primarily is a result of a $3.6 million decrease of inventories as order processing advanced with improved functionality of the ERP system and heightened demand toward the end of the fourth quarter relating to the COVID-19 response effort. Accounts receivable at January 31, 2020 increased $0.6 million from October 31, 2019 and was $1.5 million higher than at January 31, 2019 due to higher sales particularly late in the fourth quarter of fiscal 2020. Days sales outstanding remained steady at approximately 60 at the end of fiscal year 2020 and 2019.

Working capital at January 31, 2020 was $66.9 million, increased from $66.0 million at October 31, 2019 and increased from $65.1 million at January 31, 2019. As a result of new lease accounting adopted during fiscal 2020 in accordance with accounting principles generally accepted in the U.S., working capital was decreased in recognition of the current portion of the operating lease liability. The Company’s $20 million revolving credit facility had no borrowings as of January 31, 2020, which is unchanged from the prior year end. Total debt outstanding at January 31, 2020 was less than $1.2 million, which is the same as at October 31, 2019 and down from $1.3 million at January 31, 2019.

The Company incurred capital expenditures of approximately $0.3 million during the fourth quarter of fiscal 2020, up from approximately $0.1 million in the third quarter and $0.6 million in the fourth quarter of the prior year. Capital expenditures for all of fiscal 2020 were $1.0 million as planned, down from $3.1 million in fiscal 2019. A substantial portion of the fiscal 2020 spending was allocated toward the phased global rollout of the ERP system.

During the three-month period ended January 31, 2020, 37,953 shares were purchased as part of the Company’s $2.5 million stock buyback program approved on July 19, 2016. Approximately $500,000 was spent to repurchase shares in fiscal 2020. To date, $1.7 million was spent to repurchase 152,801 shares, with $800,000 remaining available under the buyback program.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2020 fourth quarter and full year financial results. The conference call will be hosted by Charles D. Roberson, President and CEO, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 844-369-8770 (Domestic) or 862-298-0840 (International). For a replay of this call through April 22, 2020, dial 877-481-4010, Pass Code 33950.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($000’s Except Share Information)

ASSETS

	January 31,
	2020	2019
Current assets
Cash and cash equivalents	$14,606	$12,831
Accounts receivable, net of allowance for doubtful accounts of $497 and $434 at January 31, 2020 and 2019, respectively	17,702	16,477
Inventories	44,238	42,365
Prepaid VAT and other taxes	1,228	1,478
Other current assets	2,033	2,319
Total current assets	79,807	75,470
Property and equipment, net	10,113	10,781
Operating leases right-of-use assets	2,244	-----
Deferred tax assets	5,939	7,267
Prepaid VAT and other taxes	333	176
Other assets	98	158
Goodwill	871	871
Total assets	$99,405	$94,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,204	$6,214
Accrued compensation and benefits	1,300	1,137
Other accrued expenses	2,445	2,825
Current maturity of long-term debt	1,155	158
Current portion of operating lease liability	835	-----
Total current liabilities	12,939	10,334
Long-term portion of debt	-----	1,161
Long-term portion of operating lease liability	1,414	-----
Total liabilities	14,353	11,495
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares, Issued 8,481,665 and 8,475,929; outstanding 7,972,423 and 8,013,840 at January 31, 2020 and 2019, respectively	85	85
Treasury stock, at cost; 509,242 and 462,089 shares at January 31, 2020 and 2019, respectively	(5,023)	(4,517)
Additional paid-in capital	75,171	75,612
Retained earnings	17,581	14,300
Accumulated other comprehensive loss	(2,762)	(2,252)
Total stockholders' equity	85,052	83,228
Total liabilities and stockholders’ equity	$99,405	$94,723

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($000’s Except Share Information)

	Year Ended January 31,
	2020	2019
Net sales	$107,809	$99,011
Cost of goods sold	69,912	65,105
Gross profit	37,897	33,906
Operating expenses	32,021	30,341
Operating profit	5,876	3,565
Other income (expense), net	(7)	41
Interest expense	(116)	(125)
Income before taxes	5,753	3,481
Income tax expense	2,472	2,022
Net income	$3,281	$1,459
Net income per common share:
Basic	$0.41	$0.18
Diluted	$0.41	$0.18
Weighted average common shares outstanding:
Basic	8,005,927	8,111,458
Diluted	8,037,019	8,170,401

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Year Ended January 31,
	2020	2019
Net sales	$107,809	$99,011
Year over year growth	8.9%	3.2%
Gross profit	37,897	33,906
Gross profit %	35.2%	34.2%
Operating expenses	32,021	30,341
Operating expenses as a percentage of sales	29.7%	30.6%
Operating income	5,876	3,565
Operating income as a percentage of sales	5.5%	3.6%
Interest expense	116	125

Other income (expense), net	(7)	41

Pretax income	5,753	3,481
Income tax expense	2,472	2,022
Net income	$3,281	$1,459

Weighted average shares for EPS-Basic	8,006	8,111
Net income per share	$0.41	$0.18

Operating income	$5,876	$3,565
Depreciation and amortization	1,645	965
EBITDA	7,521	4,530
Stock-based compensation	(403)	744
Adjusted EBITDA	$7,118	$5,274
Cash paid for taxes (foreign)	1,700	1,667
Capital expenditures	1,033	3,103
Free cash flow	$4,385	$504

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Year Ended January 31,
	2020	2019
Net Income to EBITDA
Net Income	$3,281	$1,459
Interest	116	125
Taxes	2,472	2,022
Depreciation and amortization	1,645	965

Other income (expense)	(7)	41
EBITDA	7,521	4,530
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
Equity compensation	(403)	744

Adjusted EBITDA	$7,118	$5,274